EXHIBIT 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of November 22, 2013 between Marinus Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Edward F. Smith (the “Employee”).

Recital:

The parties hereto desire to enter into this Agreement to provide for the employment of the Employee by the Company and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.                                      Duties.  The Company agrees that the Employee shall be employed by the Company to serve as Chief Financial Officer of the Company.  The Employee shall report to the Chief Executive Officer of the Company (the “CEO”).  The Employee agrees to be so employed by the Company and to devote his best efforts to advance the interests of the Company and to perform the duties customarily incident to the position of Chief Financial Officer and such other duties assigned to the Employee by the CEO, provided such other duties are commensurate with the Employee’s employment level at the Company.  Notwithstanding anything in this Agreement to the contrary, the Employee shall be permitted to serve of the board of directors (or equivalent governing bodies) of one company that is unrelated to, and not competitive with the business of, the Company, provided such service does not materially interfere with his duties and responsibilities to the Company.  Participation on more than one board shall be subject to the approval by the CEO.

Mutually acceptable flexible work options shall be implemented and periodically reviewed and agreed by the Company and the CEO.

2.                                      Term.  The Employee’s employment under this Agreement shall continue in effect until terminated pursuant to Section 4 of this Agreement.

3.                                      Compensation.

(a)                                 Salary.  During the term of the Employee’s employment under this Agreement, the Employee shall be paid an annual salary at the rate of not less than $300,000 (the “Base Salary”).  The Base Salary may be increased from time to time by the Board of Directors (the “Board”).  The Base Salary shall be paid in accordance with the Company’s regular payroll practices.

(b)                                 Annual Bonus.  At the end of each fiscal year of the Company beginning in 2014 that ends during the term of this Agreement, the Board shall consider the award of a performance bonus to the Employee for such fiscal year in an amount of up to 35% of the Employee’s Base Salary based upon the achievement of performance objectives established annually by the Board or its Compensation Committee.  Whether the performance objectives for any year have been achieved by the Employee shall be determined by the Board or its

Compensation Committee.  Notwithstanding the foregoing, all bonuses shall be paid within two and one-half months after the close of each year.

(c)                                  Management Incentive Plan.  The Employee shall be eligible to participate in the Company’s 2013 Management Incentive Plan offered by the Company.  The plan shall be amended such that the Employee receives the same benefits under such plan as the other executive officers of the Company.

(d)                                 Equity Incentive Programs.  The Company agrees that, on or promptly after the date of this Agreement, the Employee shall be granted stock options exercisable for the purchase of 934,096 shares of the Company’s Common Stock under the Company’s 2005 Stock Option and Incentive Plan (the “Plan”) at an exercise price equal to the fair market value per share of the Company’s Common Stock, as determined by the Board and estimated to be $0.16 per share, of which 25% shall vest on the first anniversary of the effective date of the Employee’s employment by the Company and the remaining 75% shall vest in 36 consecutive monthly installments beginning one month after the first anniversary of the effective date of the Employee’s employment by the Company.  Such stock options shall become fully vested upon the occurrence of a Change in Control of the Company (as defined in the Plan).  The Employee shall also be eligible to participate in equity incentive programs established by the Company from time to time to provide stock options and other equity-based incentives to key employees of the Company in accordance with the terms of those programs.

The term “Change in Control” shall mean: (1) an acquisition by an individual, entity or group (excluding a corporation controlled by the existing stockholders of the Company as of such date) of outstanding voting stock or voting securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of (A) a transaction in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors, or (B) but excluding any sale of stock directly by the Company to a third-party investor; or (2) the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or (B) a sale or other disposition of all or substantially all of the assets of the Company.

(e)                                  Vacation and Fringe Benefits.  The Employee shall be entitled to 20 days’ paid vacation, plus an additional two floating holidays and two personal days, as per Company policy to be established.  The Employee shall be entitled to participate in all insurance and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other officers and key employees of the Company.

(f)                                   Reimbursement of Expenses.  The Employee shall be reimbursed for all normal items of travel, entertainment and miscellaneous business expenses reasonably incurred by the Employee on behalf of the Company, provided that such expenses are documented and submitted in accordance with the reimbursement policies of the Company as in effect from time to time.

(g)                                 Compensation Committee Review. Within 90 days of public quotation or listing of the company’s securities on the OTC Bulletin Board or National Security Exchange the compensation package contemplated by this Agreement (including the severance benefits described in Section 4) will be reviewed by the Compensation Committee and benchmarked against the compensation for chief financial officers of public companies identified by the Compensation Committee to be in the Company’s peer group.  The Compensation Committee will determine if any increases in any or all of the individual components of the compensation package are needed based upon peer group analysis and/or amount of money raised in the public financing.

4.                                      Termination.

(a)                                 Death.  This Agreement shall automatically terminate effective as of the date of the Employee’s death, in which event the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Employee’s estate:  (i) any portion of the Employee’s Base Salary for the period up to the Employee’s date of death that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(b)                                 Total Disability.  The Company may terminate the employment of the Employee immediately upon written notice to the Employee in the event of the Disability (as that term is hereinafter defined) of the Employee, in which event, the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.  For purposes of this Agreement, the term “Disability” shall mean an illness, incapacity or a mental or physical condition that renders the Employee unable or incompetent to carry out the job responsibilities that the Employee held or the tasks that he was assigned at the time the disability commenced, as determined by the Board and supported by the opinion of a physician.  The Employee shall fully cooperate with the physician retained to furnish such opinion, including submitting to such examinations and tests as may be requested by the physician.

(c)                                  Termination by the Company for Cause.  The Company may terminate the Employee’s employment hereunder upon written notice to the Employee for any of the following reasons:  (i) the Employee’s substantial and continuing failure, as determined by the Board of Directors in good faith, to carry out the reasonable instructions of the Board of Directors, after reasonable notice thereof and opportunity to cure; (ii) embezzlement or misappropriation of assets or property (tangible or intangible) of the Company; (iii) gross negligence, breach of fiduciary duty to the Company or fraud; (iv) the commission of an act that constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; or (v)  conviction of a felony. For the avoidance of doubt,

“Cause” shall not mean a failure to achieve scientific goals, financial goals or forecasted timelines.  In the event that the Company shall discharge the Employee pursuant to this Section 4(c), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(d)                                 Other Termination by the Company or Termination by the Employee for Good Reason.  The Company may terminate the employment of the Employee for any reason other than one specified in Section 4(b) or 4(c) hereof immediately upon written notice to the Employee and the Employee may resign his employment with the Company for Good Reason in accordance with prior written notice to the Company as specified below, in which event the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; (ii) any benefits that have accrued to the Employee under the terms of any employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans; and (iii) subject to the execution by the Employee of a release of employment-related claims reasonably satisfactory to the Company (the “Release”) and the compliance by the Employee with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Company, (A) the Employee’s Base Salary for a period of six months after the effective date of the Release, payable in accordance with the Company’s regular payroll practices. The Employee may not resign with Good Reason pursuant to this Section 4(d), and shall not be considered to have done so for any purpose of this Agreement, unless (A) the Employee, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Employee believes to constitute “Good Reason” and identifies the particular clause of this Section 4(d) that the Employee contends is applicable to such act or failure to act; (B) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Employee of his employment relationship with the Company, and (C) the Employee actually resigns from his employment with the Company on or before that date that is six calendar months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.”  If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by the Employee from his employment with the Company shall not be deemed to have been for “Good Reason,” the Employee shall not be entitled to any of the benefits to which he would have been entitled if he had resigned his employment with the Company for “Good Reason,” and the Company shall not be required to pay any amount that would otherwise have been due to the Employee under this Section 4(d) had the Employee resigned with “Good Reason.”

For purposes of this Agreement, “Good Reason” means (i) a material reduction in the responsibilities or title of the Employee; (ii) a material reduction by the Company in the Employee’s annual base salary; or (iii) a relocation of the Company’s business requiring the Employee to commute greater than 50 miles from his current residence; provided, however, that Good Reason shall not include a termination of the Employee’s employment pursuant to Section

4(b) or 4(c) hereof or, following a change of control of the Companysolely by virtue of the Company being acquired and made part of a larger entity or operated as a subsidiary.

(e)                                  Termination by the Employee Without Good Reason.  The Employee may terminate his employment without Good Reason upon at least 30 days’ prior written notice to the Company, which notice shall specify the effective date of the termination.  In the event that the Employee shall terminate his employment pursuant to this Section 4(e), the Company shall not have any further obligation or liability under this Agreement, except that the Company shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans.

(f)                                   Parachute Provisions.  In the event the Company determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to the Employee constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Parachute Payments will be reduced to an amount determined by the Company in good faith to be the maximum amount that may be provided to the Employee without resulting in any portion of such Parachute Payments being subject to such excise tax (the amount of such reduction, the “Cutback Benefits”).  The Employee shall be entitled to select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) shall be reduced hereunder; provided that if the Employee fails to so select promptly, the Company shall select which Parachute Payments (of those that are not considered to be deferred compensation under Section 409A of the Code) will be reduced.  Parachute Payments that are considered to be deferred compensation under Section 409A of the Code shall be reduced only to the extent that the complete reduction of the Parachute Payments in the preceding sentence is insufficient to eliminate the imposition of the excise tax imposed under Section 4999 of the Code.  Notwithstanding the foregoing, if applicable to the Company at that time, the Company shall use reasonable efforts to obtain the approval of the Cutback Benefits by the Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood and agreed that the Company does not guarantee that such approval will be obtained.  If, and only if, the Company determines that such approval is obtained, the Employee shall be entitled to receive the Cutback Benefits without regard to the first sentence of this Section 4(f).

(g)                                 Base Salary Continuation.  The Base Salary continuation set forth in Section 4(d) above shall be intended either (i) to satisfy the safe harbor set forth in the regulations issued under section 409A of the Code (Treas. Regs. 1.409A-1(n)(2)(ii)) or (ii) be treated as a Short-term Deferral as that term is defined under Code section 409A (Treas. Regs. 1.409A-1(b)(4)).  To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives.  Notwithstanding any provision in this Agreement to the contrary, in the event that the Employee is a “specified employee” as defined in Section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Employee’s termination of employment or before the date of the Employee’s death, if earlier.

5.                                      Non-Disclosure and Non-Competition.

(a)                                 Non-Disclosure.  The Employee acknowledges that in the course of performing services for the Company, the Employee will obtain knowledge of the Company’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, improvements, disclosures, names and positions of employees and/or other proprietary and/or confidential information (collectively the “Confidential Information”).  The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, and the Employee agrees not to use any of the Confidential Information for the Employee’s own benefit or to the detriment of the Company without the prior written consent of the Company, whether or not such Confidential Information was discovered or developed by the Employee.  The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Company is obligated to maintain in confidence.

(b)                                 Non-Competition.  The Employee agrees that, during his employment by the Company hereunder and for an additional period of six months after the termination of the Employee’s employment hereunder, neither the Employee nor any corporation or other entity in which the Employee may be interested as a partner, trustee, director, officer, employee, agent, shareholder, lender of money or guarantor, or for which he performs services in any capacity (including as a consultant or independent contractor) shall at any time during such period (i) be engaged, directly or indirectly, in any Competitive Business (as that term is hereinafter defined) or (ii) solicit, hire, contract for services or otherwise employ, directly or indirectly, any of the employees of the Company.  For purposes of this Section 5(b) the term “Competitive Business” shall mean any firm or business organization that competes with the Company in the development and/or commercialization of drugs that prevent or treat partial complex seizures, post-traumatic stress disorder or fragile-x syndrome or any other Ganaxolone-related technology, product or service being developed, manufactured, marketed, distributed or planned in writing by the Company at the time of termination of the Employee’s employment with the Company. The foregoing prohibition shall not prevent any employment or engagement of the Employee, after termination of employment with the Company, by any company or business organization not substantially engaged in a Competitive Business as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to any product or service being developed, manufactured, marketed, distributed or planned in writing by the Company at the time of termination of Employee’s employment with the Company.  The Employee’s ownership of no more than 5% of the outstanding voting stock of a publicly traded company shall not constitute a violation of this Section 5(b).

6.                                      Inventions and Discoveries.

(a)                                 Disclosure.  The Employee shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions,

improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by the Employee (whether or not at the request or upon the suggestion of the Company, solely or jointly with others), during the period of his employment with the Company that (i) result from, arise out of, or relate to any work, assignment or task performed by the Employee on behalf of the Company, whether undertaken voluntarily or assigned to the Employee within the scope of his responsibilities to the Company, or (ii) were developed using the Company’s facilities or other resources or in Company time, or (iii) result from the Employee’s use or knowledge of the Company’s Confidential Information, or (iv) relate to the Company’s business or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith (collectively referred to as “Inventions”).  The Employee hereby acknowledges that all original works of authorship that are made by the Employee (solely or jointly with others) within the above terms and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  The Employee understands and hereby agrees that the decision whether or not to commercialize or market any Invention developed by the Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty shall be due to the Employee as a result of the Company’s efforts to commercialize or market any such Invention.

(b)                                 Assignment and Transfer.  The Employee agrees to assign and transfer to the Company all of the Employee’s right, title and interest in and to the Inventions, and the Employee further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Company and its successors and assigns and to otherwise protect the Company’s interests therein.  The Employee shall not charge the Company for time spent in complying with these obligations.  If the Company is unable because of the Employee’s mental or physical incapacity or for any other reason to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.

(c)                                  Company Documentation.  The Employee shall hold in a fiduciary capacity for the benefit of the Company all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Company or the Company’s business that are in the possession or under the control of the Employee.  The Employee agrees that in connection with any research, development or other services performed for the Company, the Employee will maintain careful, adequate and contemporaneous written records of all Inventions, which records shall be the property of the Company.

7.                                      Supersedes Other Agreements.  This Agreement supersedes and is in lieu of any and all other service arrangements between the Employee and the Company, but shall not supersede any confidentiality, nondisclosure, invention assignment or non-compete agreement between the Employee and the Company.

8.                                      Amendments.  Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

9.                                      Enforceability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

10.                               Construction.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Connecticut.

11.                               Assignment.

(a)                                 By the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.  This Agreement may be assigned by the Company without the consent of the Employee.

(b)                                 By the Employee.  This Agreement and the obligations created hereunder may not be assigned by the Employee, but all rights of the Employee hereunder shall inure to the benefit of and be enforceable by her heirs, devisees, legatees, executors, administrators and personal representatives.

12.                               Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Marinus Pharmaceuticals, Inc.
142 Temple Street, Suite 205

New Haven, CT 06510
Attention:  Chairman of the Board

If to the Employee, to address stated on the signature page to this Agreement.

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

13.                               Waivers.  No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or her or its duly authorized agent.  A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

14.                               Section 409A.  It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Employee to payment of interest or any additional tax under Code section 409A.  The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Employee being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Employee.

15.                               Survival of Covenants.  All provisions of this Agreement that, by its terms, is intended to continue beyond the termination of the Employee’s employment shall continue in effect thereafter.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Christopher M. Cashman

Title:	CEO

/s/ Edward F. Smith
Edward F. Smith

Employee’s Address: